UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 29, 2008 (May 27, 2008)

DRS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08533	13-2632319
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

5 Sylvan Way, Parsippany, New Jersey 07054
(Address of principal executive offices)

(973) 898-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

___________________________________________________________________

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 29, 2008, DRS Technologies, Inc. (“DRS”) announced financial results for its fiscal 2008 fourth quarter and full year ended March 31, 2008. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The press release includes the non-GAAP financial measures “EBITDA” and “free cash flow.”  We reference these non-GAAP financial measures frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.

We define EBITDA as net earnings before net interest and related expenses (primarily the amortization and write-off of debt premium and issuance costs), income taxes, depreciation and amortization. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity’s debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or cash flows provided by operating activities, as determined in accordance with generally accepted accounting principles (GAAP). EBITDA is not a complete cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, and pay its income taxes. Rather, EBITDA is one potential indicator of an entity’s ability to fund these cash requirements. EBITDA also is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes.

We disclose free cash flow because we believe that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities less capital expenditures. We believe that the most directly comparable GAAP financial measure to free cash flow is net cash provided by operating activities. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.

The information furnished pursuant to this Current Report on Form 8-K shall be considered to be “filed” under the Securities Exchange Act of 1934, as amended (other than information under the headings “New Contract Awards and Backlog” and “Definitive Merger Agreement,” and information related to organic revenue growth and projections regarding future performance).

The statements set forth in Item 4.02 below are hereby incorporated in this Item 2.02 by reference.

ITEM 4.02(a).	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR
A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

In February 2008, DRS received a comment letter from the staff of the U.S. Securities and Exchange Commission (SEC) on its fiscal 2007 Form 10-K (filed on May 30, 2007) and its fiscal 2008 second quarter Form 10-Q (filed on November 9, 2007). In the initial comment letter, and in other subsequent written and telephonic communications with the SEC, information was requested regarding the timing of a $36.8 million pretax charge that was recorded in the Company’s fiscal 2008 first quarter ended June 30, 2007 for the impact of a redesign on the Company’s Thermal Weapon Sights (TWS) II program. Following discussion with the staff of the SEC and review of the judgments and estimates made by the Company relating to the charge, DRS concluded that the $36.8 million pretax charge should have been recorded in the Company’s fiscal 2007 fourth quarter ended March 31, 2007.

On May 27, 2008, the management of DRS Technologies, Inc., with the concurrence of the Audit Committee of the Company’s Board of Directors, concluded that DRS’s previously filed consolidated financial statements and selected financial data for the fiscal year ended March 31, 2007, including its fourth quarter ended March 31, 2007 and previously issued quarterly consolidated financial statements for the three-month period ended June 30, 2007, should be restated. Accordingly, the Company’s previously issued consolidated financial statements for these periods should no longer be relied upon.

A material weakness existed in the Company’s internal control over financial reporting as of March 31, 2007 and 2008 that resulted in the restatement adjustment. Accordingly, management’s report on internal control over financial reporting as of March 31, 2007 should no longer be relied upon.

DRS's senior management and its Audit Committee have discussed their conclusions and the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02(a) with DRS’s independent registered public accounting firm, KPMG LLP.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

The following press release is included as an exhibit to this report:

Exhibit No.	Description

99.1	DRS Technologies, Inc. Press Release (including financial tables), dated May 29, 2008.

DRS TECHNOLOGIES, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRS TECHNOLOGIES, INC.
(Registrant)

Date:	May 29, 2008	By:

/s/ RICHARD A. SCHNEIDER
Richard A. Schneider
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	DRS Technologies, Inc. Press Release (including financial tables), dated May 29, 2008.